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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of Earliest Event Reported):
                                  JULY 2, 2001


                                  AMRESCO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



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
          State of Delaware                       0-8630                                  59-1781257
      (STATE OF INCORPORATION)             (COMMISSION FILE NO.)               (IRS EMPLOYER IDENTIFICATION NO.)
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                       700 North Pearl Street, Suite 1900
                            Dallas, Texas 75201-7424
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       Registrant's telephone number, including area code: (214) 953-7700




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ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

         Filing of Petitions for Relief Under Bankruptcy Code

         On July 2, 2001, AMRESCO, INC. (the "COMPANY") and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The Company's two operating subsidiaries, AMRESCO Commercial Finance, Inc. ("ACFI") and AMRESCO Independence Funding, Inc. ("AIFI"), as well as the subsidiaries of ACFI and AIFI (collectively, the "ACQUIRED SUBSIDIARIES") are not included in the bankruptcy filing. No trustee or examiner has been appointed in the case.

         Sale of Assets and Businesses

         General. On June 29, 2001, the Company, as seller, and NCS I LLC ("NCS"), as purchaser, entered into an Asset Purchase Agreement (the "PURCHASE AGREEMENT") pursuant to which the Company agreed to sell to NCS substantially all of the Company's remaining assets (exclusive of cash and cash equivalents), including the Acquired Subsidiaries. The investors in NCS are Renewal Partners LLC, affiliates of Fortress Investment Fund LLC, and Goldman Sachs Mortgage Company, an affiliate of Goldman Sachs Group Inc.. An affiliate of NCS has also committed to provide up to $275 million of interim warehouse financing to the Acquired Subsidiaries to permit them to fund new loan originations.

         Purchase Price. The gross, unadjusted purchase price for the assets is $309.0 million (the "CONSIDERATION"). The Consideration is comprised of approximately $284.0 million of cash payable at closing (subject to certain adjustments described below) and an unsecured, non-negotiable promissory note of NCS (the "NOTE") aggregating $25.0 million. The cash Consideration payable at closing will be reduced dollar for dollar by (i) the principal amount outstanding and accrued interest on the replacement warehouse facilities, (ii) the cash received from the sale of loans by the Acquired Subsidiaries on or after May 31, 2001 (the "CUT-OFF DATE") through closing, (iii) 60% of the principal amount of loans funded under the replacement warehouse facilities (other than the Small Business Administration guaranteed portion of loans) that, as of the closing date, are past due by more than 30 days, (iv) cash received by the Acquired Subsidiaries from the Cut-Off Date through the closing date (excluding cash contributed by the Company, proceeds from the sale of loans, interest received on loans and cash proceeds from other investments held by the Acquired Subsidiaries), (v) Adjusted GAAP Liabilities (as defined) as of the closing date and (vi) investment proceeds from investments (other than loans held for sale) held by the Acquired Subsidiaries and proceeds (interest income, sale proceeds) from investment and other assets held by the Company (or retained by the Company) that are part of the assets to be conveyed to NCS from the Cut-Off Date through the closing. The cash consideration will be increased, on a dollar for dollar basis, by (x) the principal amount of loans funded by the Acquired Subsidiaries from the Cut-Off Date through closing and accrued interest on such loans at closing and (y) cash (excluding cash in an amount equal to proceeds (i.e. interest) of investments held by the Acquired Subsidiaries) held by the Acquired Subsidiaries as of the closing date. There will be a post-closing audit of the Company's balance sheet and income statement. The purchase price was the result of arms-length negotiations between the parties.




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         Interest on the Note accrues at the prime rate per annum. The initial principal payment under the Note is due on the six month anniversary of closing. Payment of the principal is subject to and may be offset by any obligation of the Company owed to NCS under the Purchase Agreement or other related agreements, including the Company's indemnity obligations thereunder. The Note will not be paid in full until all indemnity claims of NCS or other permitted holdbacks have been finally resolved.

         Purchased Assets. NCS is acquiring substantially all of the assets (the "PURCHASED ASSETS") of the Company, excluding cash and cash equivalents. The Purchased Assets include all of the issued and outstanding shares of capital stock of ACFI and AIFI, various notes held by the Company (or its retained subsidiaries) and other investment assets of the Company (residuals and other interests from prior securitizations, other miscellaneous investment assets) as well as tangible real and personal property.

         NCS assumed certain pre-closing liabilities relating to the acquired assets. Outside of enumerated liabilities or obligations expressly assumed by NCS, all pre-closing liabilities and obligations related to the assets remain with the Company.

         Interim Warehouse Financing. The Acquired Subsidiaries are dependent upon warehouse financing to fund loans originated by them and held for sale into periodic securitization transactions. The warehouse facility for ACFI matured in March 31, 2001 and has been extended since that date. The latest extension expires on July 16, 2001. In addition, ACFI's lender has not permitted funding of new loans under that facility since March 31, 2001.

         The warehouse facility for AIFI expires in December 2001. While the lender under that facility has continued to fund new loans, it has made clear its desire to exit this facility at the earliest possible date. Moreover, AIFI's has been in default of certain of its covenants under this facility and the lender has been granting periodic waivers.

         In conjunction with entering into the Purchase Agreement, an affiliate of NCS, NCS II LLC, committed to fund interim warehouse financing for both Acquired Subsidiaries. Neither facility will be funded until the Bankruptcy Court approves the Company's proposed bidding procedures for the sale of its assets and approves the guarantee of the warehouse facilities by the Company, secured by the Company's assets.

         The warehouse facility for ACFI would replace and refinance in its entirety the existing facility. The facility would have a total borrowing base of $175 million. A commitment fee of $1,750,000 was paid in conjunction with the delivery of the commitment. In addition, a fee of 1% will be paid on each advance under the facility (including the refinancing of the outstanding loan balance under the existing warehouse facility), provided that the aggregate advance fees paid will not exceed $1,750,000. The facility would have a maturity date of October 30, 2001 and an advance rate of 95%. The interest rate would be LIBOR plus 250 basis points for 90 days. This rate would increase by 75 basis points for each 30 days thereafter so long as the facility is in place. Finally, the Company would pay 40 basis points on the outstanding principal amount under the facility at the 90th day of funding and then each quarter thereafter.

         With respect to the facility for AIFI, NCS II LLC will acquire the facility currently in place from the existing lender and increase the facility amount from its current $75,000,000 ceiling to $100,000,000. A commitment fee of $1,000,000 has been paid in respect of this





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facility. The facility amount and terms would remain the same as previously disclosed, including a maturity date of December 17, 2001.

         In the event that another party other than NCS was successful in the auction described below, the winning bidder, as a condition to being a qualified bidder, would have to be prepared to replace both of these interim warehouse facilities immediately.

         Representations and Warranties. The Purchase Agreement contains various representations and warranties customary for purchase transactions of this type. The representations and warranties address various matters, including the authorization of the Purchase Agreement, required consents, power and authority, litigation, compliance with laws, title to the assets being conveyed, intellectual property rights and software matters, accuracy of the information supplied to NCS by the Company, and absence of changes and undisclosed liabilities.

         Closing and Conditions to Closing. The Purchase Agreement contains various conditions to closing. NCS' closing conditions include, among others, the absence of any material litigation, the continued accuracy of the representations and warranties of the parties, the receipt of required governmental approvals and other third party consents and releases, the retention of key employees, the resignations of all directors, the lack of material adverse changes in respect of the businesses and the entry of the Bidding Procedures Order and Sale Order by the Bankruptcy Court. The Bidding Procedures Order is required to have been entered not later than July 13, 2001 and the Sales Order must have been entered not later than September 7, 2001.

         Covenants. The Purchase Agreement contains various pre-closing and post-closing covenants customary for a sale of this type. For a period of two years following closing, the Company may neither directly or indirectly solicit or recruit its former employees who subsequently accepted offers of employment with NCS.

         Survival and Indemnification. Generally, the representations and warranties survive for six months following the closing. Certain tax representations and warranties survive until expiration of the applicable statute of limitations. The Purchase Agreement provides that each party will indemnify the other for certain breaches, actions or other claims, including claims arising with respect to liabilities to be assumed by NCS or retained by the Company. The indemnity of the Company is subject to a basket or floor of $1,000,000 before any claim can be pursued against the Company, at which point the Company shall be liable for the full amount of all such claims back to the first dollar. The Company's indemnity to NCS is limited to $25,000,000 in the aggregate and, except for certain tax claims, shall be made solely by set-off against the Holdback Note.

         Transitional Service Agreement. Prior to closing, NCS and the Company will negotiate in good faith an agreement to be entered into for the provision of transitional services to each other to facilitate an orderly separation from the Company and transition to ownership by NCS and for the administration of the Company's remaining assets and estate following the closing date.




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         Initial Deposit. Upon entry of the order of the Bankruptcy Court approving the bidding procedures, NCS will make a deposit of $8 million to be held by the Bankruptcy Court in escrow until closing or termination of the Purchase Agreement.

         Bidding Procedures. The Purchase Agreement provides for an extensive bidding process in contemplation of the Company seeking approval of the sale pursuant to Section 363 of the Bankruptcy Code.

         The procedures provide that bids must be submitted to the Company's counsel, Haynes and Boone, three business days prior to the date of the hearing scheduled by the Bankruptcy Court for the final approval of the sale. The Purchase Agreement contains certain requirements in order for a competing bid to become a Qualified Bid. If there are any Qualified Bids, an auction will be held at the offices of the Company's counsel one business day prior to the scheduled date for the Bankruptcy Court hearing.

         The Purchase Agreement provides for a break-up fee and expense reimbursement in the event that (i) the Company accepts a bid other than that made by NCS, (ii) the Company determines to sell, transfer, lease or otherwise dispose of its assets to another party other than NCS within two years from June 29, 2001, or (iii) the Company otherwise chooses not to sell or dispose of its assets whether as a result of the proposal of a stand alone plan or reorganization or otherwise. A break-up fee of $8 million would be due to NCS as well as reimbursement of all expenses up to an amount not to exceed $2 million.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Not applicable.

         (b)      Not applicable.

         (c) Asset Purchase Agreement, dated as of June 29, 2001, by and between AMRESCO, INC. and NCS I LLC.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 AMRESCO, INC.



Date: July 5, 2001               By:   /s/ L. KEITH BLACKWELL
                                    ------------------------------------------
                                    Name:  L. Keith Blackwell
                                    Title: President,
                                           General Counsel, and Secretary





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                                  EXHIBIT INDEX

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
     EXHIBIT
     NUMBER                       DESCRIPTION
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
         2.1 Asset Purchase Agreement, dated as of June 29, 2001, by and between AMRESCO, INC. and NCS I LLC including Exhibit A thereto, but excluding various disclosure schedules that will be provided to the Securities and Exchange Commission upon its request.
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